Exhibit 99.1

Contact:	Hal S. Jones (202) 334-6645	For Immediate Release February 25, 2009

THE WASHINGTON POST COMPANY REPORTS

2008 AND FOURTH QUARTER EARNINGS

WASHINGTON – The Washington Post Company (NYSE: WPO) today reported net income of $65.7 million ($6.87 per share) for the fiscal year ended December 28, 2008, down from $288.6 million ($30.19 per share) for the fiscal year ended December 30, 2007. Net income for the fourth quarter of 2008 was $18.8 million ($2.01 per share), compared with $82.9 million ($8.71 per share) for the fourth quarter of 2007. The Company’s results for 2008 and 2007 include several unusual or one-time items, as described below.

Items included in the Company’s results in 2008 and related fourth quarter activity:

•

Goodwill, intangible assets and other impairment charges of $142.3 million at the Company’s online lead generation business, included in the other businesses and corporate office segment; at the Company’s community newspapers, The Herald and other operations, included in the newspaper publishing segment; and at two of the Company’s equity affiliates (after-tax impact of $115.7 million, or $12.35 per share); $75.7 million of these charges were recorded in the fourth quarter (after-tax impact of $69.6 million, or $7.44 per share);

•	Charges of $111.1 million related to early retirement program expense at The Washington Post newspaper, the corporate office and Newsweek (after-tax impact of $67.2 million, or $7.07 per share);

•

$22.3 million in accelerated depreciation related to the planned closing of The Washington Post’s College Park, MD, plant (after-tax impact of $13.9 million, or $1.48 per share); $8.6 million of these costs were recorded in the fourth quarter (after-tax impact of $5.3 million, or $0.56 per share);

•

Expenses and charges of $11.0 million (after-tax impact of $6.8 million, or $0.72 per share) in connection with the restructuring of Kaplan Professional (U.S.); $7.1 million of these costs were recorded in the fourth quarter (after-tax impact of $4.3 million, or $0.46 per share);

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•

Non-operating gains include $47.3 million from the sales of marketable equity ecurities in the fourth quarter (after-tax impact of $28.9 million, or $3.09 per share), offset by $46.3 million in non-operating unrealized foreign currency losses on intercompany loans arising from the strengthening of the U.S. dollar (after-tax impact of $28.5 million, or $3.04 per share); $32.9 million of these unrealized foreign currency losses were recorded in the fourth quarter of 2008 (after-tax impact of $20.1 million, or $2.15 per share); and

•

Income tax expense of $9.5 million in the fourth quarter related to valuation allowances provided against certain state and local income tax benefits, net of U.S. Federal income tax benefits ($1.01 per share).

Items included in the Company’s results in 2007 and related fourth quarter activity:

•	A $9.5 million gain from the sale of property at the Company’s television station in Miami (after-tax impact of $5.9 million, or $0.62 per share);

•

Expenses and charges of $17.2 million (after-tax impact of $10.3 million, or $1.08 per share) in connection with the restructuring of Kaplan Professional (U.S.) and Score, recorded in the fourth quarter;

•

Non-operating unrealized foreign currency gains on intercompany loans of $8.8 million (after-tax impact of $5.5 million, or $0.58 per share); non-operating unrealized foreign currency losses of $5.0 million in the fourth quarter of 2007 (after-tax impact of $3.1 million or $0.32 per share); and

•

A charge of additional net income tax expense of $6.6 million ($0.70 per share), as the result of a $12.9 million increase in taxes associated with Bowater Mersey, offset by a tax benefit of $6.3 million associated with changes in certain state income tax laws. Both of these were non-cash items in 2007, impacting the Company’s long-term net deferred income tax liabilities.

Revenue for 2008 was $4,461.6 million, up 7% compared to revenue of $4,180.4 million in 2007. For the fourth quarter of 2008, revenue was $1,163.6 million, up 3% from $1,125.5 million in 2007. The increases are due primarily to significant revenue growth at the education and cable divisions, partially offset by revenue declines at the Company’s newspaper publishing, magazine publishing and television broadcasting divisions.

Operating income for 2008 declined to $174.2 million, from $477.0 million in 2007. For the fourth quarter of 2008, operating income declined to $62.3 million, from $149.3 million in 2007. Operating results were significantly impacted by the unusual or one-time operating items described above. Excluding these one-time or unusual items, results at the newspaper publishing, magazine publishing and television broadcasting divisions were down, generally due to weakness in advertising demand, offset by improved results at the Company’s education and cable television divisions.

Excluding charges related to early retirement programs, the Company’s 2008 and 2007 operating income included $25.7 million and $22.3 million, respectively, of net

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pension credits. For the fourth quarter of 2008 and 2007, operating income included $5.9 million and $5.6 million, respectively, of net pension credits. Overall, the Company estimates a total net pension credit of $6.0 million in 2009, excluding early retirement program charges. This amount is lower than in 2008, as a result of significant investment losses on pension plan assets in 2008.

Divisional Results

Education

Education division revenue in 2008 increased 15% to $2,331.6 million, from $2,030.9 million in 2007. Excluding revenue from acquired businesses, education division revenue increased 11% in 2008. Education division revenue totaled $609.1 million for the fourth quarter of 2008, a 13% increase over revenue of $537.0 million for the same period of 2007. Excluding revenue from acquired businesses, education division revenue increased 11% for the fourth quarter of 2008.

Kaplan reported operating income of $206.3 million for 2008, compared to $149.0 million in 2007; operating income for the fourth quarter of 2008 was $61.0 million, compared to $39.6 million in the fourth quarter of 2007. Kaplan’s results for 2008 and 2007 were impacted by several unusual or one-time items (discussed below).

A summary of Kaplan’s operating results for 2008 and the fourth quarter of 2008 compared to 2007 is as follows:

	Fourth Quarter			YTD
(In thousands)	2008	2007	% Change	2008	2007	% Change
Revenue
Higher education	$361,391	$278,263	30	$1,275,840	$1,021,595	25
Test prep	129,955	130,869	(1)	587,970	569,316	3
Professional	117,344	127,698	(8)	467,101	439,720	6
Kaplan corporate	368	287	28	1,426	1,261	13
Intersegment elimination	63	(91)	—	(757)	(1,003)	—

	$609,121	$537,026	13	$2,331,580	$2,030,889	15

Operating income (loss)
Higher education	$47,096	$36,338	30	$168,774	$125,629	34
Test prep	8,355	2,510	—	70,717	71,316	(1)
Professional	8,580	14,155	(39)	23,851	41,073	(42)
Kaplan corporate	(15,596)	(2,443)	—	(49,142)	(32,773)	(50)
Other*	12,656	(10,918)	—	(7,644)	(55,964)	86
Intersegment elimination	(67)	(51)	—	(254)	(244)	—

	$61,024	$39,591	54	$206,302	$149,037	38

*	Other includes credits (charges) for stock-based incentive compensation and amortization of certain intangibles.

Higher education includes Kaplan’s domestic and international post-secondary education businesses, including fixed-facility colleges as well as online post-secondary

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and career programs. Higher education revenue grew by 25% for 2008 and 30% for the fourth quarter of 2008. Enrollments increased 24% to 96,400 at December 31, 2008, compared to 77,900 at December 31, 2007, due to growth in the online and residential programs. Higher education results in 2008 include additional costs associated with the expansion of Kaplan’s online high school and international programs. Higher education results in the first quarter of 2007 were adversely affected by $2.7 million in lease termination charges.

Funds provided under student financial aid programs created under Title IV of the Federal Higher Education Act account for a large portion of Kaplan Higher Education (KHE) revenues; these funds are provided in the form of federal loans and grants. In addition, some KHE students also obtain non-Title IV private loans from lenders to finance a portion of their education. In response to recent tightening in the credit markets, certain lenders have announced that they will apply more stringent lending standards for non-Title IV private student loans. Approximately 5% of KHE’s domestic revenues in 2008 came from non-Title IV private loans obtained by its students. Prospectively, KHE expects private student loan funding to diminish due to strains in the U.S. credit markets; KHE expects this source to be replaced with funds provided under Title IV sources, student cash payments and, to a lesser extent, a self-funded internal loan program.

Test prep includes Kaplan’s standardized test preparation and English-language course offerings, as well as the K12 and Score businesses. Test prep revenue, excluding Score, grew 9% in 2008 and 4% in the fourth quarter of 2008, largely due to growth in English-language programs. Score revenues declined 49% in 2008 and 54% in the fourth quarter of 2008 as a result of the Score restructuring announced in the fourth quarter of 2007 that included the closing of 75 Score centers. Score incurred approximately $11.2 million in expenses in the fourth quarter of 2007 related to lease obligations, severance and accelerated depreciation of fixed assets. Operating income for test prep declined slightly in 2008 due to higher payroll and marketing costs for the traditional test preparation programs and continued losses at Score, offset by improved results for the English-language programs and the $11.2 million Score restructuring charge recorded in the fourth quarter of 2007.

Professional includes Kaplan’s domestic and overseas training businesses. Professional revenue grew 6% in 2008, but was down 8% in the fourth quarter of 2008. Excluding revenue from acquired businesses, professional revenue was down 4% in 2008 and 14% in the fourth quarter of 2008, due to continued declines in professional’s real estate, securities and insurance businesses, and a decline at Kaplan Professional (U.K.) due to unfavorable exchange rates, partially offset by revenue growth at Kaplan Professional (Asia-Pacific) and Schweser CFA exam course offerings. Professional operating income is down largely due to continued weakness in professional’s real estate, securities and insurance businesses. In 2007, Kaplan announced plans to restructure Kaplan Professional (U.S.) that involved product changes and decentralization of certain operations, in addition to employee terminations. A charge of $6.0 million was recorded in the fourth quarter of 2007 related to the write-off of an integrated software product under development and severance costs in connection with the restructuring; an

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additional $3.0 million was anticipated to be incurred in 2008. In the fourth quarter of 2008, Kaplan expanded the Kaplan Professional (U.S.) restructuring to include additional operations. Total severance and other restructuring-related expenses of $11.0 million were recorded in 2008 ($7.1 million in the fourth quarter of 2008); additional restructuring-related expenses of approximately $9.0 million are expected to be incurred in 2009. Operating results also were affected by unfavorable exchange rates at Kaplan Professional (U.K.), offset by improved operating results at Kaplan Professional (Asia-Pacific).

Corporate represents unallocated expenses of Kaplan, Inc.’s corporate office and other minor activities. Corporate expenses increased in 2008 due to an increase in employee benefits costs in the fourth quarter of 2008, and expenses associated with the resignation of Kaplan’s former chief executive officer in November 2008.

Other includes credits (charges) for incentive compensation arising from equity awards under the Kaplan stock option plan, which was established for certain members of Kaplan’s management. Kaplan recorded a stock compensation credit of $7.8 million in 2008, compared to stock compensation expense of $41.3 million in 2007. For the fourth quarter of 2008, Kaplan recorded a stock compensation credit of $17.6 million, compared to stock compensation expense of $6.0 million for the fourth quarter of 2007. The stock compensation credit in 2008 relates primarily to the forfeiture of 21,526 Kaplan stock options due to the resignation noted above. In addition, Other includes amortization of certain intangible assets.

Cable Television

Cable television division revenue of $719.1 million for 2008 represents a 15% increase from $626.4 million in 2007; revenue totaled $184.1 million for the fourth quarter of 2008, an 11% increase from $165.3 million in the fourth quarter of 2007. The 2008 revenue increase is due to continued growth in the division’s cable modem, telephone and digital revenues, as well as a rate increase in September 2007 for most high-speed data subscribers; a January 2008 basic video cable service rate increase at nearly all of its systems; and a rate increase in August 2008 for telephone subscribers. Previously, the last rate increase for most high-speed data subscribers was in March 2003, and the last rate increase for basic cable subscribers was in February 2006.

Cable division operating income in 2008 increased 31% to $162.2 million, from $123.7 million in 2007; operating income for the fourth quarter of 2008 increased 37% to $46.2 million, from $33.8 million in the fourth quarter of 2007. The increase in operating income is due to the division’s revenue growth, offset by higher depreciation and programming expenses and increases in internet and telephony costs.

Revenue Generating Units (RGUs) grew 5% in 2008 due to continued growth in high-speed data and telephony subscribers. The cable division began offering telephone service on a very limited basis in the second quarter of 2006; at December 31, 2008,

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telephone service is being offered in all or part of systems representing 95% of homes passed. A summary of RGUs is as follows:

Cable Television Division Subscribers	December 31, 2008	December 31, 2007
Basic	699,469	702,669
Digital	224,877	223,931
High-speed data	372,887	341,034
Telephony	93,520	58,640

Total	1,390,753	1,326,274

Newspaper Publishing

Newspaper publishing division revenue in 2008 decreased 10% to $801.3 million, from $889.8 million in 2007; revenue totaled $201.7 million for the fourth quarter of 2008, a 13% decline from $232.6 million for the fourth quarter of 2007.

The Company offered a Voluntary Retirement Incentive Program to certain employees of The Washington Post newspaper in March 2008, and 231 employees accepted the offer. Early retirement program expense of $79.8 million was recorded in the second quarter of 2008, which is being funded mostly from the assets of the Company’s pension plans. Also, as previously announced, The Post will close its College Park, MD, printing plant in the second half of 2009, and none of the four presses will be moved to The Post’s Springfield, VA, plant. The Company reassessed the useful life of the presses and the fair value of the plant building and recorded accelerated depreciation beginning in June 2008; as a result, accelerated depreciation of $22.3 million and $8.6 million was recorded in 2008 and the fourth quarter of 2008, respectively. The Company estimates that additional accelerated depreciation of $29.2 million will be recorded in 2009. Also in 2008, as a result of the challenging advertising environment at the Company’s community newspapers, The Herald and other operations included in the newspaper publishing division, the Company recorded goodwill impairment charges of $65.8 million; $6.1 million of this was recorded in the fourth quarter.

The newspaper division reported an operating loss of $192.7 million in 2008, compared to operating income of $66.4 million in 2007. For the fourth quarter of 2008, the newspaper division reported an operating loss of $14.4 million, compared to operating income of $25.0 million in the fourth quarter of 2007. The decline in operating results in 2008 is due to $79.8 million in early retirement program expense; $65.8 million in goodwill impairment charges; accelerated depreciation of $22.3 million; and revenue declines. Excluding these charges, the newspaper division reported an operating loss of $24.9 million* for 2008 and operating income of $0.3 million* for the fourth quarter of 2008 resulting from the continued decline in division revenues; expenses were modestly higher in 2008 and down 3% in the fourth quarter of 2008. Newsprint expense was down 3% for 2008, but increased 3% for the fourth quarter of 2008 due to higher newsprint prices.

*Non-GAAP measure

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A summary of newspaper division operating results for 2008 and the fourth quarter of 2008 compared to 2007 is as follows:

	Fourth Quarter			Year-to-Date
	2008	2007	% Change	2008	2007	% Change
Operating revenues	$201,672	$232,591	(13)	$801,265	$889,827	(10)
Operating expenses, excluding special charges	(201,421)*	(207,622)	(3)	(826,137)*	(823,393)	0

	251 *	24,969	—	(24,872)*	66,434	—
Early retirement program expense	—	—	—	(79,800)	—	—
Goodwill impairment charge	(6,082)	—	—	(65,772)	—	—
Accelerated depreciation	(8,613)	—	—	(22,295)	—	—

Operating (loss) income	$(14,444)	$24,969	—	$(192,739)	$66,434	—

*	Non-GAAP measure

Print advertising revenue at The Post in 2008 declined 17% to $410.4 million, from $496.2 million in 2007, and decreased 21% to $101.8 million for the fourth quarter of 2008, from $129.6 million in the fourth quarter of 2007. The declines in 2008 and the fourth quarter of 2008 are primarily the result of a large decline in classified advertising revenue, along with reductions in retail, general, supplements and zones.

Daily circulation at The Post declined 2.6%, and Sunday circulation declined 3.3% in 2008; average daily circulation totaled 633,100, and average Sunday circulation totaled 872,500.

During 2008, revenue generated by the Company’s online publishing activities, primarily washingtonpost.com, increased 7% to $122.7 million, from $114.2 million in 2007. Online revenue increased 5% to $35.5 million for the fourth quarter of 2008, from $33.7 million in the fourth quarter of 2007. Display online advertising revenue grew 17% in 2008 and 10% for the fourth quarter of 2008. Online classified advertising revenue on washingtonpost.com declined 3% in 2008 and 6% for the fourth quarter of 2008. A portion of the Company’s online publishing revenue is included in the magazine publishing division.

Television Broadcasting

Revenue for the television broadcasting division decreased 4% to $325.1 million in 2008, from $340.0 million in 2007. The revenue decline is the result of weaker advertising demand in most markets and product categories, offset by a $22.3 million increase in political advertising and $6.3 million in incremental summer Olympics-related advertising at the Company’s NBC affiliates. Excluding the increased political

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and Olympics-related advertising, revenues were $296.5 million in 2008, a 13% decline from 2007. Revenue decreased 7% in the fourth quarter of 2008 to $86.6 million, from $93.5 million in the fourth quarter of 2007, due to weaker advertising demand in most markets and product categories, offset by a $13.9 million increase in political advertising revenues. Excluding the increased political advertising, revenues were $72.7 million, a 22% decline from the fourth quarter of 2007.

In 2008, the television broadcasting division recorded $6.9 million in non-cash property, plant and equipment gains as a reduction to expense due to new digital equipment received at no cost from Sprint/Nextel in connection with an FCC mandate reallocating a portion of the broadcast spectrum. Of this amount, $2.0 million was recorded in the fourth quarter of 2008. In July 2007, the Company entered into a transaction to sell and lease back its current Miami television station facility; a $9.5 million gain was recorded as a reduction to expense in the third quarter of 2007.

Television broadcasting division operating income for 2008 declined 13% to $123.5 million, from $142.1 million in 2007. For the fourth quarter of 2008, operating income declined 10% to $37.1 million, from $41.5 million for the fourth quarter of 2007. The decline in operating income for 2008 is due primarily to the overall weak advertising demand and the $9.5 million gain on the sale of property at the Miami television station in the third quarter of 2007, offset by the $6.9 million in non-cash gains in 2008. The decline in operating income for the fourth quarter of 2008 is due to revenue declines, offset by $2.0 million in non-cash gains in the fourth quarter of 2008.

In July 2008, the Company announced an agreement with NBC Universal to acquire WTVJ, the NBC-owned and operated television station in Miami, FL. The agreement was subject to approval by the FCC and required that the transaction close by the end of 2008. The regulatory approval process was not completed by the end of 2008; consequently, the agreement expired.

Magazine Publishing

Revenue for the magazine publishing division totaled $250.9 million in 2008, a 13% decline from $288.4 million for 2007; revenue declined 18% to $74.9 million for the fourth quarter of 2008, from $91.3 million in the fourth quarter of 2007. The decreases in revenue for 2008 and the fourth quarter of 2008 are due to advertising revenue declines at Newsweek of 14% and 22%, respectively, as a result of fewer ad pages at the domestic edition and lower rates due to the previously announced circulation rate base reduction, from 3.1 million to 2.6 million. Subscription revenue also declined at the domestic edition in 2008 due to the rate base reduction. In February 2009, Newsweek announced another circulation rate base reduction at its domestic edition, from 2.6 million to 1.5 million by January 2010.

Newsweek offered a Voluntary Retirement Incentive Program to certain employees in the first quarter of 2008, and 117 employees accepted the offer. The early retirement program expense totaled $28.3 million, which is being funded mostly from the

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assets of the Company’s pension plans. In November 2008, Newsweek announced another Voluntary Retirement Incentive Program, which was offered to certain Newsweek employees. The program includes enhanced retirement benefits and will be completed by the end of the first quarter of 2009. A total of 43 employees accepted the offer; the cost is estimated at $6.5 million and will be funded primarily from the assets of the Company’s pension plans.

The magazine division had an operating loss in 2008 of $16.1 million, compared to operating income of $31.4 million for 2007, with the decline due primarily to $28.3 million in early retirement program expense and the revenue reductions discussed above, offset by a decline in subscription, manufacturing and distribution expenses at the domestic edition of Newsweek. Operating income for the fourth quarter of 2008 totaled $10.9 million, compared to $17.5 million in the fourth quarter of 2007, with the decline due to the revenue reductions discussed above, offset by a reduction in subscription, manufacturing and distribution expenses at the domestic edition of Newsweek.

Other Businesses and Corporate Office

In October 2007, the Company acquired the outstanding stock of CourseAdvisor, Inc., an online lead generation provider. In the fourth quarter of 2008, a goodwill and other intangible assets impairment charge of $69.7 million was recorded to write-down the intangible assets of CourseAdvisor to their estimated fair values, which declined primarily due to lower than expected revenue and operating income growth.

In 2008, other businesses and corporate office included the expenses of the Company’s corporate office and the operating results of CourseAdvisor. In 2007, other businesses and corporate office included the expenses associated with the Company’s corporate office and the operating results of CourseAdvisor from its October 2007 acquisition date through the end of 2007.

Revenue for other businesses totaled $39.4 million and $9.3 million for 2008 and the fourth quarter of 2008, respectively, compared to revenue of $6.6 million in the fourth quarter of 2007 from the CourseAdvisor acquisition. Operating expenses were $148.4 million and $87.9 million for 2008 and the fourth quarter of 2008, respectively, up from $42.2 million and $14.6 million for 2007 and the fourth quarter of 2007, respectively. The increase in expenses for 2008 and the fourth quarter of 2008 is due primarily to the goodwill and other intangible assets impairment charge of $69.7 million and increased expenses at CourseAdvisor. A corporate office early retirement program expense of $3.0 million recorded in the second quarter of 2008 also contributed to the overall expense increase in 2008.

Equity in Earnings (Losses) of Affiliates

The Company’s equity in losses of affiliates for 2008 was $7.8 million, compared to $6.0 million in earnings in 2007. For the fourth quarter of 2008, the Company’s equity in earnings of affiliates totaled $1.7 million, compared to losses of $2.4 million for the

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fourth quarter of 2007. Results in 2008 included $6.8 million in impairment charges at two of the Company’s affiliates. In the first quarter of 2007, the Company’s equity in earnings of affiliates included a gain of $8.9 million on the sale of land at the Company’s Bowater Mersey affiliate; however, operating losses at Bowater Mersey in 2007 largely offset the gain. The Company’s affiliate investments at the end of 2008 consisted primarily of a 49% interest in Bowater Mersey Paper Company Limited.

Other Non-Operating Income (Expense)

The Company recorded other non-operating expense, net, of $2.3 million in 2008, compared to non-operating income, net, of $10.8 million in 2007. For the fourth quarter of 2008, the Company recorded non-operating income, net, of $11.9 million, compared to non-operating expense, net, of $4.4 million for the fourth quarter of 2007.

The 2008 non-operating expense, net, primarily consists of $46.3 million in unrealized foreign currency losses ($32.9 million in unrealized foreign currency losses in the fourth quarter), offset by $47.3 million in fourth quarter gains from sales of marketable equity securities. The 2007 non-operating income, net, included $8.8 million in unrealized foreign currency gains ($5.0 million in unrealized foreign currency losses in the fourth quarter).

As noted above, a large part of the Company’s non-operating income (expense) is from unrealized foreign currency gains or losses arising from the translation of British pound and Australian dollar-denominated intercompany loans into U.S. dollars. The unrealized foreign currency losses in 2008 were the result of the significant strengthening of the U.S. dollar against the British pound and the Australian dollar; the unrealized foreign currency gains in 2007 were the result of the weakening of the U.S. dollar against the British pound and the Australian dollar.

Net Interest Expense

The Company incurred net interest expense of $19.0 million in 2008, compared to $12.7 million in 2007; net interest expense totaled $4.0 million for the fourth quarter of 2008, versus $3.6 million for the fourth quarter of 2007. The increases are due to a decline in interest income, as well as higher average borrowings in 2008 versus 2007. At December 28, 2008, the Company had $553.8 million in borrowings outstanding at an average interest rate of 4.1%; at December 30, 2007, the Company had $490.1 million in borrowings outstanding at an average interest rate of 5.3%.

In January 2009, the Company issued $400 million in ten-year fixed-rate notes. The notes have a coupon rate of 7.25% per annum, payable semi-annually on February 1 and August 1, beginning August 1, 2009. The Company used the net proceeds from the sale of the notes and other cash to repay $400 million of notes that matured on February 15, 2009.

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Provision for Income Taxes

The effective tax rate was 54.7% for 2008 and 40.0% for 2007. The higher effective tax rate for 2008 is due to $31.1 million from nondeductible goodwill in connection with impairment charges recorded in 2008 and $9.5 million in non-cash valuation allowances provided against deferred state and local income tax benefits, net of U.S. Federal income taxes; these were offset by a favorable $4.6 million provision to return adjustment from 2007. As previously discussed, results for 2007 included an additional $12.9 million in income tax expense related to the Company’s Bowater Mersey affiliate and a $6.3 million income tax benefit related to a change in certain state income tax laws enacted in the second quarter of 2007. Both of these were non-cash items in 2007 that impacted the Company’s long-term net deferred income tax liabilities. Excluding the impact of these items, the effective tax rate for 2008 was 35.1%, compared to 37.7% for 2007. The decline is due to a reduction in state income taxes and a higher proportion of earnings in jurisdictions outside the U.S. with lower effective tax rates.

Earnings Per Share

The calculations of diluted earnings per share for 2008 and the fourth quarter of 2008 were based on 9,429,990 and 9,353,858 weighted average shares, respectively, compared to 9,527,929 and 9,512,455 weighted average shares, respectively, for 2007 and the fourth quarter of 2007. The Company repurchased 167,642 shares of its Class B common stock at a cost of $99.0 million during 2008.

Forward-Looking Statements

This report contains certain forward-looking statements that are based largely on the Company’s current expectations. Forward-looking statements are subject to certain risks and uncertainties that could cause actual results and achievements to differ materially from those expressed in the forward-looking statements. For more information about these forward-looking statements and related risks, please refer to the section titled “Forward-Looking Statements” in Part I of the Company’s Annual Report on Form 10-K.

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THE WASHINGTON POST COMPANY

CONSOLIDATED STATEMENTS OF INCOME

(Unaudited)

(In thousands, except share and per share amounts)

	Fourth Quarter		%
	2008	2007	Change
Operating revenues	$1,163,565	$1,125,521	3
Operating expenses	(948,696)	(911,480)	4
Depreciation	(70,143)	(58,008)	21
Amortization of intangible assets	(6,721)	(6,738)	0
Impairment of goodwill and other intangible assets	(75,749)	—	—

Operating income	62,256	149,295	(58)
Equity in earnings (losses) of affiliates, net	1,668	(2,351)	—
Interest income	1,117	2,346	(52)
Interest expense	(5,144)	(5,948)	(14)
Other income (expense), net	11,930	(4,443)	—

Income before income taxes	71,827	138,899	(48)
Provision for income taxes	(53,000)	(56,000)	(5)

Net income	18,827	82,899	(77)
Redeemable preferred stock dividends	—	—	—

Net income available for common stock	$18,827	$82,899	(77)

Basic earnings per share	$2.02	$8.75	(77)

Diluted earnings per share	$2.01	$8.71	(77)

Basic average shares outstanding	9,332,370	9,479,422
Diluted average shares outstanding	9,353,858	9,512,455

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THE WASHINGTON POST COMPANY

CONSOLIDATED STATEMENTS OF INCOME

(Unaudited)

(In thousands, except share and per share amounts)

	Year-to-Date		% Change
	2008	2007
Operating revenues	$4,461,580	$4,180,406	7
Operating expenses	(3,863,802)	(3,464,580)	12
Depreciation	(265,606)	(221,239)	20
Amortization of intangible assets	(22,525)	(17,571)	28
Impairment of goodwill and other intangible assets	(135,439)	—	—

Operating income	174,208	477,016	(63)
Equity in (losses) earnings of affiliates, net	(7,837)	5,975	—
Interest income	5,672	11,338	(50)
Interest expense	(24,658)	(24,046)	3
Other (expense) income, net	(2,263)	10,824	—

Income before income taxes	145,122	481,107	(70)
Provision for income taxes	(79,400)	(192,500)	(59)

Net income	65,722	288,607	(77)
Redeemable preferred stock dividends	(946)	(952)	(1)

Net income available for common stock	$64,776	$287,655	(77)

Basic earnings per share	$6.89	$30.31	(77)

Diluted earnings per share	$6.87	$30.19	(77)

Basic average shares outstanding	9,407,576	9,491,855
Diluted average shares outstanding	9,429,990	9,527,929

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THE WASHINGTON POST COMPANY

BUSINESS SEGMENT INFORMATION

(Unaudited)

(In thousands)

	Fourth Quarter		% Change	Year-to-Date		% Change
	2008	2007		2008	2007
Operating Revenues:
Education	$609,121	$537,026	13	$2,331,580	$2,030,889	15
Cable television	184,059	165,298	11	719,070	626,446	15
Newspaper publishing	201,672	232,591	(13)	801,265	889,827	(10)
Television broadcasting	86,639	93,514	(7)	325,146	339,969	(4)
Magazine publishing	74,857	91,311	(18)	250,900	288,449	(13)
Other businesses and corporate office	9,277	6,586	41	39,411	6,586	—
Intersegment elimination	(2,060)	(805)	—	(5,792)	(1,760)	—

	$1,163,565	$1,125,521	3	$4,461,580	$4,180,406	7

Operating Expenses:
Education	$548,097	$497,435	10	$2,125,278	$1,881,852	13
Cable television	137,872	131,521	5	556,868	502,782	11
Newspaper publishing	216,116	207,622	4	994,004	823,393	21
Television broadcasting	49,508	52,033	(5)	201,651	197,877	2
Magazine publishing	63,915	73,861	(13)	266,960	257,061	4
Other businesses and corporate office	87,861	14,559	—	148,403	42,185	—
Intersegment elimination	(2,060)	(805)	—	(5,792)	(1,760)	—

	$1,101,309	$976,226	13	$4,287,372	$3,703,390	16

Operating Income:
Education	$61,024	$39,591	54	$206,302	$149,037	38
Cable television	46,187	33,777	37	162,202	123,664	31
Newspaper publishing	(14,444)	24,969	—	(192,739)	66,434	—
Television broadcasting	37,131	41,481	(10)	123,495	142,092	(13)
Magazine publishing	10,942	17,450	(37)	(16,060)	31,388	—
Other businesses and corporate office	(78,584)	(7,973)	—	(108,992)	(35,599)	—

	$62,256	$149,295	(58)	$174,208	$477,016	(63)

Depreciation:
Education	$18,158	$16,773	8	$67,329	$60,986	10
Cable television	29,219	27,539	6	121,310	108,453	12
Newspaper publishing	19,502	10,382	88	64,983	38,659	68
Television broadcasting	2,569	2,400	7	9,400	9,489	(1)
Magazine publishing	499	534	(7)	2,052	2,177	(6)
Other businesses and corporate office	196	380	(48)	532	1,475	(64)

	$70,143	$58,008	21	$265,606	$221,239	20

Amortization of intangible assets and impairment of goodwill and other intangible assets:
Education	$4,969	$4,889	2	$15,472	$14,670	5
Cable television	71	266	(73)	307	442	(31)
Newspaper publishing	6,233	286	—	66,397	1,162	—
Television broadcasting	—	—	—	—	—	—
Magazine publishing	—	—	—	—	—	—
Other businesses and corporate office	71,197	1,297	—	75,788	1,297	—

	$82,470	$6,738	—	$157,964	$17,571	—

Pension Credit (Expense):
Education	$(1,160)	$(992)	(17)	$(4,255)	$(3,536)	(20)
Cable television	(418)	(383)	(9)	(1,534)	(1,405)	(9)
Newspaper publishing	(3,647)	(2,448)	(49)	(87,962)	(10,010)	—
Television broadcasting	232	125	86	1,041	888	17
Magazine publishing	10,939	9,287	18	15,079	36,343	(59)
Other businesses and corporate office	(17)	—	—	(1,892)	—	—

	$5,929	$5,589	6	$(79,523)	$22,280	—

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